Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

PINNACLE ENTERTAINMENT APPOINTS STEPHEN C. COMER

TO BOARD OF DIRECTORS

LAS VEGAS, July 30, 2007 – Pinnacle Entertainment, Inc. (NYSE: PNK) today announced that Stephen C. Comer, former national and global gaming industry leader for the worldwide accounting firms Deloitte & Touche LLP and Arthur Andersen LLP, has been appointed to its Board of Directors.

Mr. Comer, 57, served as Managing Partner and Partner of Deloitte & Touche’s Nevada practice prior to retiring from the firm in 2006. From 1985 to 2002, Mr. Comer established and developed Arthur Andersen’s Las Vegas office, serving as audit partner for many public companies and advising on mergers and acquisitions, consultation and related projects. He had previously served in various capacities in Arthur Andersen’s Los Angeles office, where he was named audit partner in 1982. He joined the firm in 1972 after receiving a bachelor’s degree in business from California State University Northridge.

In addition to his numerous professional affiliations, Mr. Comer is active in several charitable and civic organizations, including the United Way of Southern Nevada and the UNLV Research Foundation. He also serves as a board member of Southwest Gas Corporation.

“Steve Comer brings a wealth of accounting and gaming industry expertise to Pinnacle’s board,” said Daniel R. Lee, Pinnacle Entertainment’s Chairman and Chief Executive Officer. “In his years with Arthur Andersen and Deloitte, he played an active role in the casino industry’s transition from a relatively small, fragmented sector to a highly visible, worldwide entertainment business. We’re pleased to have someone of Steve’s caliber and integrity to help us as we develop our portfolio of major casino projects across the country.”

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri, Argentina and The Bahamas; owns a hotel in Missouri; and has significant insurance claims related to a hurricane-damaged hotel and casino complex previously operated in Biloxi, Mississippi. Pinnacle also has two casino development projects under construction in the St. Louis, Missouri area, which are dependent upon final approval by the Missouri Gaming Commission. Pinnacle is currently developing a second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay, and anticipates developing a casino complex in Baton Rouge, Louisiana, subject to various approvals. Additionally, Pinnacle owns a casino site at the heart of the famed Boardwalk in Atlantic City, N.J. on which it plans to build a major new casino resort.

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